Exhibit 19.1

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

Insider Trading Policy

1.	INTRODUCTION

Purpose

This Insider Trading Policy (this “Policy”) was adopted by the Board of Directors to promote compliance with federal and state securities laws that prohibit insider trading and to preserve the reputation and integrity of Bellevue Life Sciences Acquisition Corp. (the “Company”).

What Is Insider Trading?

Insider trading occurs certain persons who are aware of material nonpublic information about a company: (i) trade in securities of that company; or (ii) provide material nonpublic information to other persons who may trade on the basis of that information.

Who is subject to this Policy?

This Policy applies to all officers, directors, and employees of the Company and its subsidiaries (collectively, “Company Personnel”). The Company may also determine that other persons should be subject to this Policy, such as contractors, auditors, agents or consultants who have access to material nonpublic information.

In addition, as specified in Section 4 of this Policy, Designated Persons (as defined below) are subject to additional restrictions relating to the prohibition of purchases and sales of Company Securities (as defined below).

Family Members and Others Subject to this Policy

This Policy also applies to anyone who lives in your household (whether or not family members) and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members. This Policy also applies to any entities that are under the influence or control, including corporations, partnerships or trusts, of Company Personnel or their Family Members (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Company Personnel or Family Member.

What Securities are Subject to this Policy?

This Policy applies to purchases or sales of the Company’s securities (for example, ordinary shares, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred shares, convertible debentures and warrants (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material, nonpublic information about that company in the course of your position with the Company.

Questions

Questions about this Policy or any proposed transaction should be directed to the Company’s legal counsel or compliance officer.

Individual Responsibility

If you are subject to this Policy, you are responsible for making sure that you comply with this Policy and that any Family Member or Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether you are in possession of material, nonpublic information rests with you, and any action on the part of the Company, the Company’s legal counsel or compliance officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”

2.	STATEMENTS

Policy Prohibiting Insider Trading

It is the policy of the Company that no Company Personnel (or any other person designated by this Policy as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members, Controlled Entities, or other persons or entities:

●	Engage in transactions in Company Securities, except as otherwise specified in this Policy;

●	Recommend the purchase or sale of any Company Securities;

●	Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

●	Assist anyone engaged in the above activities.

Additional restrictions on trading Company Securities applicable to certain Designated Persons are included in Section 4 below. Company Personnel that are not subject to the restrictions specified for Designated Persons are nevertheless encouraged to refrain from trading in Company Securities during a Blackout Period (as defined below) to avoid the appearance of impropriety.

In addition, it is our policy that Company Personnel who, in the course of working for the Company, learn of material, nonpublic information about a company with which the Company does business, may not trade in, take advantage of, or pass information about that company’s securities until the information becomes public or is no longer material.

3.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION

What is Material Information?

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	Financial information, such as revenues, expenses, earnings, new sales or investment returns;

●	Information about a transaction that will affect the financial condition or performance of the company in a significant manner, such as a pending or proposed merger, acquisition, tender offer, sale of assets, or disposition of a subsidiary, a joint venture, or entering into or terminating a significant contract;

●	Earnings estimates;

●	A Company restructuring;

●	A stock split or the offering of additional securities;

●	Major litigation;

●	Changes in senior management;

●	Major new products; and

●	The gain or loss of a substantial customer.

When Is Information Considered “Public”?

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through media such as Dow Jones, Business Wire, Reuters, the Wall Street Journal, Associated Press, or similar newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday.

Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

4.	CERTAIN ADDITIONAL RESTRICTIONS

All offices and directors of the Company are “Designated Persons” subject to the Pre- Clearance and Blackout Periods restrictions described in this Section 4.

Pre-Clearance

All Designated Persons must clear purchases or sales in Company Securities with the Company’s legal counsel or compliance officer (or his/her designee) before the trade may occur. The Company’s legal counsel or compliance officer may designate and provide notice to other key employees who may, from time to time, be subject to the preclearance procedures under this Policy.

Requests for pre-clearance must be made in writing at least two (2) business days before the date of the proposed transaction. The request for pre-clearance must state the date on which the proposed transaction will occur and identify the broker-dealer or any other investment professional responsible for executing the trade. The Company’s legal counsel or compliance officer (or his/her designee) will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The Company’s legal counsel or compliance officer (or his/her designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the Company’s legal counsel or compliance officer (or his/her designee) has not responded to a request for pre-clearance, do not trade in the Company’s Securities. If approved, the transaction must occur with two (2) business days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction.

Pre-clearance may also be required for certain gifts not involving the purchase or sale of Company Securities specified in Section 7 below.

Blackout Periods

Unless pursuant to a properly established Rule 10b5-1 Plan (as defined in Section 8), in order to prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of material, non-public information, Designated Persons may not conduct transactions (for their own or related accounts) involving the purchase or sale of Company Securities during the following periods (the “Blackout Periods”):

●	The period in any fiscal quarter commencing on the fifteenth day of the third calendar month (i.e., March 15, June 15, September 15, and December 15) and ending after the second full business day after the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day before the markets close, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure; or

●	Any other period designated in writing by the Company’s legal counsel or compliance officer.

If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person. The safest period for trading in Company Securities, assuming the absence of material, non-public information, generally is the first ten trading days following the end of the Blackout Period. Company Personnel will, as any quarter progresses, be increasingly likely to be aware of material, non-public information about the expected financial results for the quarter.

5.	SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading

Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, directors, officers and other Section 16 insiders may only purchase and sell Company Securities in transactions that comply with the SEC’s Section 16(b) short-swing profits rules. In addition, all other employees of the Company who purchase Company Securities in the open market may not sell any Company Securities of the same class during the thirty days following the purchase (or vice versa).

Short Sales

Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales at any time that the Company is subject to such section. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options

Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Company’s legal counsel or compliance officer. Any request for preclearance of a hedging or similar arrangement must be submitted to the Company’s legal counsel or compliance officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information, The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined above under the heading “Certain Additional Restrictions.”

6.	TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises

This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock, such as a “sell-to-cover” transaction.

401(k) Plan

This Policy does not apply to purchases of Company Securities in a Company 401(k) plan (if any) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Employee Stock Purchase Plan

This Policy does not apply to purchases of Company Securities in an employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

Dividend Reinvestment Plan

This Policy does not apply to purchases of Company Securities under a Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

Other Similar Transactions

Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

7.	BONA FIDE GIFTS

Bona fide gifts of Company Securities are not transactions subject to this Policy, unless

●	the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, or

●	the person making the gift is a Designated Person and the person making the gift believes the sales by the recipient of the Company Securities will occur during a Blackout Period.

Bona fide gifts of Company Securities by a Designated Person are subject to the pre-clearance procedures set forth above under the caption “Certain Additional Restrictions.”

8.	RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Company’s legal counsel or compliance officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information and must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted to the Company’s legal counsel or compliance officer for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

9.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Certain Additional Restrictions” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

10.	CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as regulators of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company Personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

11.	CERTIFICATION

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATE OF COMPLIANCE

I	Kuk Hyoun Hwang	hereby certify that I have received, read,
(Print name)

and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:	5/19/2023

Signature:	/s/ Kuk Hyoun Hwang

Title:	Director and Chief Executive Officer

CERTIFICATE OF COMPLIANCE

I	David Yoo	hereby certify that I have received, read,
(Print name)

and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:	5/18/2023

Signature:	/s/ David Yoo

Title:	Chief Financial Officer

CERTIFICATE OF COMPLIANCE

I	Steven Reed	hereby certify that I have received, read,
(Print name)

and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:	5/18/2023

Signature:	/s/ Steven Reed

Title:	Director

CERTIFICATE OF COMPLIANCE

I	Jun Chul Whang	hereby certify that I have received, read,
(Print name)

and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:	5/18/2023

Signature:	/s/ Jun Chul Whang

Title:	Director

CERTIFICATE OF COMPLIANCE

I	Radclyffe Roberts	hereby certify that I have received, read,
(Print name)

and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:	5/19/2023

Signature:	/s/ Radclyffe Roberts

Title:	Director

CERTIFICATE OF COMPLIANCE

I	In Chul Chung	hereby certify that I have received, read,
(Print name)

and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:	5/18/2023

Signature:	/s/ In Chul Chung

Title:	Director

CERTIFICATE OF COMPLIANCE

I	Hosun Euh	hereby certify that I have received, read,
(Print name)

and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:	5/18/2023

Signature:	/s/ Hosun Euh

Title:	Director

CERTIFICATE OF COMPLIANCE

I	Jin Whan Park	hereby certify that I have received, read,
(Print name)

and understand the foregoing Insider Trading Policy. I further certify that I am in compliance with, and will continue to adhere to, the policies and procedures set forth therein and understand that my failure so to adhere could subject me to dismissal from the Company or removal from the Board of Directors for cause.

Date:	5/19/2023

Signature:	/s/ Jin Whan Park

Title:	Director